Exhibit 2.1

UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, Connecticut 06901	UBS SECURITIES LLC 299 Park Avenue New York, New York 10171

October 12, 2007

The Finish Line, Inc.
3308 N. Mitthoeffer Road
Indianapolis, Indiana 46235

Attention:  Chief Financial Officer

Amendment to Bank and Bridge Facilities Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Bank and Bridge Facilities Commitment Letter by and among you, UBS Loan Finance LLC (“UBS”) and UBS Securities LLC (“UBSS”) (including the Term Sheets set forth on Annexes I, II and III thereto and the Conditions Annex set forth on Annex IV thereto, the “Commitment Letter”), dated as of June 17, 2007.  Capitalized terms used but not defined in this amendment to the Commitment Letter (this “Amendment”) are used with the meanings given to them in the Commitment Letter.

The parties hereto agree to amend the Commitment Letter by changing the text in clause (B) of the paragraph beginning “Please indicate your acceptance of the terms hereof…” on the page immediately preceding the signature pages to the Commitment Letter from “(B) December 31, 2007, if the Financing Documentation shall not have been executed and delivered by all such parties prior to that date and” to “(B) April 30, 2008, if the Financing Documentation shall not have been executed and delivered by all such parties prior to that date (provided however that if UBS or UBSS appeals any determination of the Chancery Court in Nashville, Tennessee in the matter captioned Genesco Inc. v. The Finish Line, Inc., et al., Civil Action No. 07-2137-II on whether a Company Material Adverse Effect (as defined in the Acquisition Agreement) or a Material Adverse Effect (as defined in the Commitment Letter) has occurred, the date for termination pursuant to this clause (B) of this Commitment Letter and the commitments of UBS hereunder and the agreement of UBSS to provide the services described herein shall be extended beyond April 30, 2008 to the date on which all such appeals are resolved and the matter brought to final judgment) and”.

In addition to (and not in any way superceding or replacing) the indemnification and expense provisions of the Commitment Letter, you hereby agree to indemnify and hold harmless UBS, UBSS and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Amendment and to reimburse each Indemnified Person promptly upon its written demand for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding); provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnified Person.  You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment against an Indemnified Person, you shall, subject to the proviso in the preceding sentence or as otherwise agreed in writing, indemnify such Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  In addition, you hereby agree to reimburse us from time to time upon demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of UBS and UBSS) incurred in connection with the preparation, review, negotiation, execution and delivery of this Amendment and the administration, amendment, modification or waiver hereof (or any proposed amendment, modification or waiver), whether or not the Closing Date occurs or any Financing Documentation is executed and delivered or any extensions of credit are made under either of the Facilities.

This Amendment may not be amended or any provision hereof waived or modified except by an instrument in writing signed by UBS, UBSS and you.  This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Amendment.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.  Any right to trial by jury with respect to any claim or action arising out of this Amendment or conduct in connection with this Amendment is hereby waived.  The indemnification and expense reimbursement provisions of this Amendment shall survive the expiration or termination of the Commitment Letter (including any extensions thereof).  Except as modified by this Amendment, the Commitment Letter shall remain in full force and effect pursuant to the terms thereof.

 [Signature Page Follows]

Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed copy of this Amendment.

Very truly yours,

UBS LOAN FINANCE LLC

By:	/s/ Francisco Pinto-Leite
Name: Francisco Pinto-Leite
Title: Executive Director

By:	/s/ Eric Bootsma
Name: Eric Bootsma
Title: Director & Counsel Region Americas Legal

UBS SECURITIES LLC

By:	/s/ Francisco Pinto-Leite
Name: Francisco Pinto-Leite
Title: Executive Director

By:	/s/ Eric Bootsma
Name: Eric Bootsma
Title: Director & Counsel Region Americas Legal

        Amendment Signature Page

Accepted and agreed to as of the date first above written:

THE FINISH LINE, INC.

By:	/s/ Kevin S. Wampler
Name: Kevin S. Wampler
Title: EVP-CFO

Amendment Signature Page